Exhibit 99.1

NASH FINCH SECOND QUARTER RESULTS REFLECT OPERATIONAL IMPROVEMENTS AS WELL AS COSTS ASSOCIATED WITH STORE DISPOSITIONS

Strong Year Over Year Gains Continue in Food Distribution and Military Segments

MINNEAPOLIS (July 15, 2004) — Nash Finch Company (Nasdaq: NAFC), a leading national food distributor and retailer, today announced a net loss for the second quarter ended June 19, 2004, of $15.6 million, or $1.26 per share, as compared to net earnings of $7.3 million, or $0.61 per share for the second quarter last year.  Apart from the impact of the store dispositions discussed below, the Company’s operating earnings for the second quarter of 2004 showed solid improvement over the second quarter last year.  Total sales for the second quarter of 2004 were $906.4 million versus $888.6 million in the prior-year period.

Second quarter 2004 results were adversely affected by an after-tax special charge of $22.3 million, or $1.80 per share, resulting primarily from non-cash costs associated with previously announced store dispositions.  In addition, net earnings were adversely affected by $2.0 million, or $0.16 per share, in after-tax costs (primarily inventory markdowns) related to the closures that were recorded in operating income.

On May 19, 2004, the Company announced that it would exit its Buy•n•Save® and AVANZA® retail formats, closing its five Buy•n•Save outlets, and three Avanza outlets located in Chicago and Pueblo, Colorado.  At that time, the Company also announced its intention to seek purchasers for its three Denver area Avanza stores and to close ten conventional outlets, primarily operating under the EconoFoods® banner.  The 21 stores involved represent approximately 15% of the Company’s annualized retail sales, and approximately 3% of its total annualized sales.  The Company completed the 18 store closures near the end of the second quarter.  With the closure of these underperforming stores, the Company expects to realize an annualized improvement to pre-tax earnings of approximately $16 million, and believes that it is in a better position to focus its retail initiatives on improving the performance of its remaining retail stores.

For the first 24 weeks of 2004, total sales were $1.786 billion compared to $1.745 billion in the prior-year period.  The net loss for the 24 week period of 2004 was $10.9 million, or $0.88 per share, compared to net earnings of $10.5 million, or $0.88 per share in the year-ago period.  Results for the first 24 weeks of 2004 were adversely affected by the previously mentioned special charge of $22.3 million and the $2.0 million of inventory markdowns.  Earnings for the first 24 weeks of 2003 were adversely affected by $2.3 million, or $0.20 per share, paid in the first quarter to our lenders as consideration for bond indenture and credit facility waivers.

The Company has continued to focus on strengthening its balance sheet through management of working capital, debt reduction and improvement in Consolidated EBITDA.  Through these efforts, the Company’s leverage ratio has improved to 2.5 times Consolidated EBITDA at the end of the current quarter as compared to 2.7 times Consolidated EBITDA at the end of the first quarter 2004 and 3.3 times Consolidated EBITDA at the end the second quarter 2003.(1)  Total debt (including capital leases) outstanding at the end of the second quarter 2004 was $308 million, a reduction of $23 million from the previous quarter and $68 million from the second quarter last year.  As a result of the second quarter store closures, the Company expects to realize an annualized improvement to Consolidated EBITDA, net of future lease-related payments, of approximately $6 million.  The Company believes that one of the ways it can drive shareholder value is through delevering its balance sheet.

Food Distribution Results

Food distribution segment sales for the second quarter increased 6.8% to $449.2 million compared to $420.7 million for the year-ago period.  Second quarter 2004 food distribution operating profits increased 23.8% to $17.7 million versus $14.3 million in the second quarter of 2003.  Food distribution performance was driven by new account gains and improved execution, with food distribution operating profit as a percentage of revenue increasing by 55 basis points in the quarterly comparison.  Late in the second quarter, two of the Company’s food distribution customers announced that they had purchased eleven additional stores in the Omaha area from Albertson’s, Inc.  These transactions are expected to close during the third quarter of 2004.

Military segment sales for the second quarter of 2004 increased to $255.2 million compared to $247.9 million for the year-ago period.  Segment operating profits were $8.6 million versus $6.7 million in the second quarter of 2003, reflecting the benefits of increased sales and the

(1) Consolidated EBITDA and leverage ratio are non-GAAP financial measures that are defined and reconciled to the most directly comparable GAAP financial measures in the schedules attached to this release.

efficiencies gained from the 2003 consolidation of two distribution centers into one located in Norfolk, Virginia.

Retail Results

Corporate retail sales were $202.0 million in the second quarter of 2004 versus $220.0 million in the year ago period.  Although same-store sales (not including the 21 stores whose disposition was announced during the second quarter 2004) decreased 5.5 percent for the second quarter of 2004 as compared to the second quarter of 2003, this represented an improvement over the 9.2% decrease the Company experienced during the first quarter 2004.  These comparisons reflect both enhanced merchandising and pricing strategies the Company has begun to implement, as well as a continuing difficult competitive environment in which supercenters and other alternative formats compete for price conscious consumers.  Retail segment operating profits were $3.7 million versus $9.3 million in the second quarter of 2003.  Retail profits in 2004 were adversely affected by pre-tax costs of $3.3 million, primarily inventory markdowns, reflected in operations as a result of the store closures which occurred near the end of the second quarter.  In addition, retail profits compared negatively to the prior year due to the impact of increased losses incurred by the closed stores prior to being shutdown.

The Company’s store count at the end of the second quarter of 2004 was 88 compared to 106 at the end of the first quarter of 2004 and 108 at the end of the second quarter of 2003.

Outlook

Excluding the $24.3 million, or $1.96 per share, of after-tax special charges and related costs pertaining to the store dispositions previously discussed, the second quarter and year-to-date results were in line with the Company’s expectations.  As previously announced, the Company expects to benefit from an annualized pre-tax earnings improvement of approximately $16 million related to the store closures, of which approximately $5.4 million after-tax, or $0.43 per diluted share, is expected to be realized in the second half of fiscal 2004.  The Company’s previous diluted earnings per share guidance for 2004 was between $2.46 and $2.54 and didn’t include the impact of the store closure related adjustments. As a result of the expected $1.50 per diluted share net negative impact of the store closings during 2004(2), the Company now estimates

(2) The expected $1.50 per diluted share net negative impact differs slightly from the difference between the $1.96 and $0.43 figures provided because for the full-year 2004 (which the Company expects to be profitable), the number of diluted shares used in EPS calculations will exceed the number of basic shares.  In contrast, in EPS calculations for the second quarter and year-to-date periods (in which losses have been reported), the number of diluted shares equals the number of basic shares.

that its diluted earnings per share will range between $0.98 and $1.04 for the 52 week fiscal 2004 year.  This compares to the 53 week fiscal 2003 earnings from continuing operations of $2.85 per diluted share which included several events that had a net favorable impact of $4.5 million, or $0.37 per diluted share.(3)

A conference call to review second quarter results is scheduled for 10 a.m. (CT) on July 15, 2004.  Interested participants can listen to the conference call over the Internet by logging onto the “Investor Relations” portion of Nash Finch’s website at http://www.nashfinch.com.  A replay of the webcast will be available and the transcript of the call will be archived on the “Investor Relations” portion of Nash Finch’s website under the heading “Audio Archives.”  A copy of this press release and the other financial and statistical information about the periods to be discussed in the conference call will be available at the time of the call on the “Investor Relations” portion of the Nash Finch website under the caption “Press Releases.”

Nash Finch Company is a Fortune 500 company and one of the leading food distribution and retail companies in the United States with nearly $4 billion in fiscal year 2003 annual revenues.  Nash Finch’s food distribution business serves independent retailers and military commissaries in 27 states, the District of Columbia, Europe, Cuba, Puerto Rico, and Iceland.  The Company also owns and operates retail stores primarily in the Upper Midwest.  Further information is available on the company’s website at www.nashfinch.com.

The statements in this release that refer to anticipated financial results, improvements, plans and developments are forward-looking statements based on current expectations and assumptions, and entail risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements.  Important factors that could cause material differences include  the effect of competition on the Company’s distribution and retail businesses; the Company’s ability to identify and execute plans to maximize the value of its remaining retail operations and to expand wholesale operations; general economic conditions; credit risk from financial accommodations extended to customers; the success or failure of new business ventures and initiatives; changes in consumer spending and buying patterns; risks

(3) These events included a third quarter reduction in income tax expense of $3.0 million due to resolving various outstanding tax issues and a fourth quarter $3.8 million reduction in health insurance expense primarily reflecting a decision to eliminate post-retirement medical benefits for current non-union employees, while retaining benefits for previously retired associates.  Partially offsetting these events was $2.3 million paid in the first quarter last year to our lenders as consideration for bond indenture and credit facility waivers.

entailed by expansion, affiliations and acquisitions; changes in vendor promotions or allowances; limitations on financial and operating flexibility due to debt levels and debt instrument covenants; adverse determinations or developments with respect to litigation, other legal proceedings or the SEC investigation; and other cautionary factors discussed in the Company’s periodic reports filed with the SEC.  The Company does not undertake to update forward-looking statements to reflect future events or circumstances, but investors are advised to consult future disclosures involving these topics in our periodic reports filed with the SEC.

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Contact: Bob Dimond, 952-897-8148 orLeAnne Stewart, 952-844-1060

NASH FINCH COMPANY AND SUBSIDIARIES

Consolidated Statements of Income (unaudited)

(In thousands, except per share amounts)

	Twelve Weeks Ended		Twenty-Four Weeks Ended
	June 19, 2004	June 14, 2003	June 19, 2004	June 14, 2003

Sales	$906,393	$888,612	$1,785,847	$1,745,276

Cost and expenses:
Cost of sales	805,065	785,031	1,584,671	1,541,671
Selling, general and administrative	74,186	74,994	149,616	149,441
Special charge	36,494	—	36,494	—
Depreciation and amortization	9,800	9,642	19,956	19,082
Operating earnings	(19,152)	18,945	(4,890)	35,082

Interest expense	6,487	7,035	12,992	17,826

(Loss) earnings before income taxes	(25,639)	11,910	(17,882)	17,256

Income tax (benefit) expense	(9,999)	4,645	(6,974)	6,730

Net (loss) earnings	$(15,640)	$7,265	$(10,908)	$10,526

Net (loss) earnings per share:
Basic earnings per share	$(1.26)	$0.61	$(0.88)	$0.88

Diluted earnings per share	$(1.26)	$0.61	$(0.88)	$0.88

Cash dividends per common share	$0.135	$0.18	$0.27	$0.18

Weighted average number of common shares outstanding and common equivalent shares outstanding:
Basic	12,404	11,906	12,340	11,904
Diluted	12,404	11,983	12,340	11,973

NASH FINCH COMPANY AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands, except per share amounts)

	June 19, 2004	January 3, 2004	June 14, 2003
	(unaudited)		(unaudited)
Assets
Current assets:
Cash and cash equivalents	$30,122	$12,757	$8,398
Accounts and notes receivable, net	143,163	145,902	148,787
Inventories	225,925	236,289	245,339
Prepaid expenses	11,757	15,136	15,172
Deferred tax assets	17,332	5,726	9,405
Total current assets	428,299	415,810	427,101

Investments in affiliates	20	20	20
Notes receivable, net	32,204	31,178	30,751

Property, plant and equipment:
Land	23,693	24,121	25,452
Buildings and improvements	160,524	163,693	156,049
Furniture, fixtures and equipment	312,725	328,318	325,971
Leasehold improvements	71,490	86,746	78,499
Construction in progress	533	1,673	7,676
Assets under capitalized leases	41,060	41,661	42,040
	610,025	646,212	635,687
Less accumulated depreciation and amortization	(382,961)	(383,861)	(372,284)
Net property, plant and equipment	227,064	262,351	263,403

Goodwill	148,720	149,792	150,053
Investment in direct financing leases	11,316	13,426	13,959
Other assets	12,591	13,775	14,441
Total assets	$860,214	$886,352	$899,728

Liabilities and Stockholders’ Equity
Current liabilities:
Outstanding checks	$11,787	$23,350	$5,108
Current maturities of long-term debt and capitalized lease obligations	5,434	5,278	7,046
Accounts payable	175,391	166,742	175,214
Accrued expenses	80,077	78,768	89,004
Income taxes payable	14,750	10,614	10,954
Total current liabilities	287,439	284,752	287,326

Long-term debt	260,894	281,944	323,343
Capitalized lease obligations	41,715	44,639	45,962
Deferred tax liability, net	2,996	6,358	1,592
Other liabilities	21,157	12,202	11,316
Commitments and Contingencies
Stockholders’ equity:
Preferred stock - no par value Authorized 500 shares; none issued	—	—	—
Common stock of $1.66 2/3 par value Authorized 50,000 shares, issued 12,322, 12,152 and 12,012 shares, respectively	20,539	20,255	20,021
Additional paid-in capital	30,212	27,995	26,458
Restricted stock	(347)	(475)	(676)
Accumulated other comprehensive income	(5,228)	(5,970)	(7,638)
Retained earnings	201,199	215,417	193,021
	246,375	257,222	231,186

Less cost of 20, 35 and 57 shares of common stock in treasury, respectively	(362)	(765)	(997)
Total stockholders’ equity	246,013	256,457	230,189

Total liabilities and stockholders’ equity	$860,214	$886,352	$899,728

NASH FINCH COMPANY AND SUBSIDIARIES

Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	Twenty-Four Weeks Ended
	June 19, 2004	June 14, 2003

Operating activities:
Net (loss) earnings	$(10,908)	$10,526
Adjustments to reconcile net income to net cash provided by operating activities:
Special charge	36,494	—
Depreciation and amortization	19,956	19,082
Amortization of deferred financing costs	520	521
Amortization of rebatable loans	1,343	728
Provision for bad debts	2,131	2,881
Deferred income tax (benefit) expense	(14,969)	6,177
Gain on sale of property, plant and equipment	(601)	(413)
LIFO charge	1,175	800
Asset impairments	—	390
Other	770	(161)
Changes in operating assets and liabilities, net of effects of acquisitions
Accounts and notes receivable	145	17,955
Inventories	9,189	2,175
Prepaid expenses	3,379	(2,564)
Accounts payable	8,649	3,318
Accrued expenses	(3,099)	(6,112)
Income taxes payable	4,137	881
Other assets and liabilities	(213)	(364)
Net cash provided by operating activities	58,098	55,820

Investing activities:
Disposal of property, plant and equipment	2,628	1,449
Additions to property, plant and equipment	(6,774)	(14,289)
Business acquired, net of cash	—	(2,054)
Loans to customers	(2,997)	(4,142)
Payments from customers on loans	1,488	2,717
Other	514	4
Net cash used in investing activities	(5,141)	(16,315)

Financing activities:
Payments of bank credit facility debt	(20,000)	(33,400)
Dividends paid	(3,310)	(2,150)
Payments of long-term debt	(1,037)	(3,946)
Payments of capitalized lease obligations	(1,166)	(1,062)
Decrease in outstanding checks	(11,563)	(21,968)
Other	1,484	—
Net cash used in financing activities	(35,592)	(62,526)
Net increase (decrease) in cash	17,365	(23,021)
Cash and cash equivalents at beginning of year	12,757	31,419
Cash and cash equivalents at end of period	$30,122	$8,398

NASH FINCH COMPANY AND SUBSIDIARIES

Supplemental Data (Unaudited)

	Twelve Weeks Ended		Twenty-Four Weeks
Other Data (In thousands)	June 19, 2004	June 14, 2003	June 19, 2004	June 14, 2003

Cash from operations - 2nd qtr.	$40,920	$6,269	$58,098	$55,820
Debt to total capitalization	56%	62%	56%	62%
Total debt	$308,043	$376,351	$308,043	$376,351
Capital spending - 2nd qtr.	$3,816	$10,625	$6,774	$14,289
Capitalization	$554,056	$606,540	$554,056	$606,540
Stockholders’ Equity	$246,013	$230,189	$246,013	$230,189

Non-GAAP Data
Consolidated EBITDA (a)	$28,432	$28,385	$52,466	$54,508
Leverage Ratio - trailing 4 qtrs. (debt to Consolidated EBITDA) (b)	2.5	3.3	2.5	3.3
Interest Coverage Ratio - trailing 4 qtrs. (Consolidated EBITDA to interest expense) (c)	4.2	3.4	4.2	3.4

Comparable GAAP Data
Debt to (loss) earnings before income taxes (b)	18.3	9.3	18.3	9.3
(Loss) earnings before income taxes to interest expense (c)	0.6	1.2	0.6	1.2

Debt Covenants	Required Ratio	Actual Ratio
Leverage Ratio	3.50 (maximum)	2.5
Interest Coverage Ratio	3.25 (minimum)	4.2

(a)          Consolidated EBITDA, as defined in our credit agreement, is earnings before interest, income tax, depreciation and amortization, adjusted to exclude extraordinary gains or losses, gains or losses from sales of assets other than inventory in the ordinary course of business, and non-cash LIFO and other charges (such as impairments and closed store lease costs) less subsequent cash payments made on non-cash charges.  Consolidated EBITDA should not be considered an alternative measure of our net income, operating performance, cash flow or liquidity.  The amount of Consolidated EBITDA is provided as additional information relative to compliance with our debt covenants.

(b)         Leverage Ratio is defined as the Company’s end of period debt at June 19, 2004 and June 14, 2003, divided by Consolidated EBITDA for the respective four trailing quarters.  The most comparable GAAP ratio is debt at the same dates divided by (loss) earnings before income taxes for the respective four trailing quarters.

(c)          Interest Coverage Ratio is defined as the Company’s Consolidated EBITDA divided by interest expense for the four trailing quarters ending June 19, 2004 and June 14, 2003.  The most comparable GAAP ratio is (loss) earnings before income taxes divided by interest expense for the same periods.

Reconciliation of Consolidated EBITDA

Consolidated EBITDA is derived from the Company’s (loss) earnings before income taxes as follows:

	2003 Qtr 3	2003 Qtr 4	2004 Qtr 1	2004 Qtr 2	Rolling 4 Qtr
Consolidated EBITDA Reconciliation (In thousands)

Earnings before income taxes	$14,105	$20,572	$7,757	$(25,639)	$16,795
Add/(deduct)
LIFO	41	(1,961)	392	783	(745)
Depreciation and amortization	13,098	10,232	10,156	9,800	43,286
Interest expense	9,011	7,032	6,505	6,487	29,035
Asset Impairments	1,725	591	-	-	2,316
Closed store lease costs	583	187	(129)	1,146	1,787
Gains on sale of real estate	(218)	(338)	(82)	(14)	(652)
Subsequent cash payments on non-cash charges	(602)	(598)	(565)	(625)	(2,390)
Special charge	—	—	—	36,494	36,494
Curtailment of post retirement health care plan	—	(4,004)	—	—	(4,004)
Total Consolidated EBITDA	$37,743	$31,713	$24,034	$28,432	$121,922

	Qtr 3	Qtr 4	Qtr 1	Qtr 2	Rolling 4 Qtr
Consolidated EBITDA by Segment
Food Distribution	$24,440	$18,615	$16,441	$19,650	$79,146
Retail	13,099	9,851	6,743	7,414	37,107
Military	9,736	8,992	8,579	8,988	36,295
Unallocated Corporate Overhead	(9,532)	(5,745)	(7,729)	(7,620)	(30,626)
	$37,743	$31,713	$24,034	$28,432	$121,922

	2002 Qtr 3	2002 Qtr 4	2003 Qtr 1	2003 Qtr 2	Rolling 4 Qtr
Consolidated EBITDA Reconciliation (In thousands)

Earnings before income taxes	$10,508	$12,538	$5,346	$11,910	$40,302
Add/(deduct)
LIFO	—	(3,457)	400	400	(2,657)
Depreciation and amortization	12,298	9,218	9,440	9,642	40,598
Interest expense	9,235	6,957	10,791	7,035	34,018
Asset Impairments	1,518	5,067	390	-	6,975
Closed store lease costs	353	1,101	354	32	1,840
Gains on sale of real estate	(1,386)	(2,428)	(66)	(126)	(4,006)
Subsequent cash payments on non-cash charges	(684)	(421)	(532)	(508)	(2,145)
Special charges	(765)	—	—	—	(765)
Total Consolidated EBITDA	$31,077	$28,575	$26,123	$28,385	$114,160

					Rolling
	Qtr 3	Qtr 4	Qtr 1	Qtr 2	4 Qtr
Consolidated EBITDA by Segment
Food Distribution	$19,818	$17,237	$13,254	$16,288	$66,597
Retail	11,009	12,615	10,886	13,110	47,620
Military	9,823	6,643	7,043	7,046	30,555
Unallocated Corporate Overhead	(9,573)	(7,920)	(5,060)	(8,059)	(30,612)
	$31,077	$28,575	$26,123	$28,385	$114,160

Impact on Actual and Estimated Results due to Items Discussed in Press Release (In thousands, except per share amounts)

	Twelve Weeks Ended June 19, 2004		Twelve Weeks Ended June 14, 2003
	$	EPS	$	EPS
Net (loss) earnings as reported	$(15,640)	$(1.26)	$7,265	$0.61

Items discussed in the press release
Special charge from store dispositions (Q2 2004)	22,261	1.80	—	—
Store closure cost reflected in operations (Q2 2004)	2,009	0.16	—	—
	24,270	1.96	—	—

	Twenty-Four Weeks Ended June 19, 2004		Twenty-Four Weeks Ended June 14, 2003
	$	EPS	$	EPS
Net (loss) earnings as reported	$(10,908)	$(0.88)	$10,526	$0.88

Items discussed in the press release
Special charge from store dispositions (Q2 2004)	22,261	1.80	—	—
Store closure cost reflected in operations (Q2 2004)	2,009	0.16	—	—
Fees paid to lenders as consideration for bond indenture and credit facility waivers (Q1 2003)	—	—	2,339	0.20
	24,270	1.96	2,339	0.20

	Fifty-Two Weeks Ended January 1, 2005		Fifty-Three Weeks Ended January 3, 2004
	$	EPS	$	EPS
Net earnings estimated for fiscal 2004; as reported for fiscal 2003	12,100 - 12,800	0.98 - 1.04	$34,679	$2.85

Items discussed in the press release
Special charge from store dispositions (Q2 2004)	22,261	1.77	—	—
Store closure cost reflected in operations (Q2 2004)	2,009	0.16	—	—
Estimated savings due to store closures (Q3 & Q4 2004)	(5,420)	(0.43)
Fees paid to lenders as consideration for bond indenture and credit facility waivers (Q1 2003)	—	—	2,339	0.19
Resolution of outstanding state and federal tax issues (Q4 2003)	—	—	(3,000)	(0.25)
Reduction of health insurance expense (Q4 2003)	—	—	(3,791)	(0.31)
	18,850	1.50	(4,452)	(0.37)